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                                                                  Exhibit (d)(5)

[FARMERS INSURANCE LOGO] F A R M E R S
                         LIFE INSURANCE

                         Home Office: 3003 77th Ave. SE, Mercer Island,
                           Washington 98040/(206) 232-8400

                                A STOCK COMPANY

Insured                                                         Policy Number

           INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE POLICY

In this policy the Policy Owner will be referred to as "you" or "the Policy Owner" and Farmers New World Life Insurance Company will be referred to as "us" or "we."

In consideration of the application and payment of premiums we insure the person named above in accordance with the provisions of all the pages of this policy.

Benefits under this policy, the amount of the premium, the premium due dates, and other policy data are shown as the Policy Specifications on the last page of this policy. We will pay the proceeds in the manner provided in the section titled Payment of Proceeds. The method for determining the amount of insurance payable at death can be found in the "Amount Payable" provision on page 7. SURRENDER CHARGE INFORMATION MAY BE FOUND ON PAGE 11 AND 12 OF THIS CONTRACT.

THE AMOUNT OF THE DEATH BENEFIT AND THE NUMBER OF YEARS THE DEATH BENEFIT IS AVAILABLE MAY INCREASE OR DECREASE AS DESCRIBED IN THIS POLICY, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS. THE CONTRACT VALUE OF THIS POLICY MAY INCREASE OR DECREASE DAILY DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS. THERE IS NO GUARANTEED MINIMUM CONTRACT VALUE.

                                    IMPORTANT

YOU HAVE PURCHASED A VARIABLE LIFE INSURANCE CONTRACT. CAREFULLY REVIEW IT FOR LIMITATIONS.

THIS POLICY MAY BE RETURNED WITHIN 30 DAYS FROM THE DATE YOU RECEIVED IT. DURING THAT 30-DAY PERIOD, YOUR MONEY WILL BE PLACED IN A FIXED ACCOUNT OR MONEY-MARKET FUND UNLESS YOU DIRECT THAT THE PREMIUM BE INVESTED IN A STOCK OR BOND PORTFOLIO UNDERLYING THE CONTRACT DURING THE 30-DAY PERIOD. IF YOU DO NOT DIRECT THAT THE PREMIUM BE INVESTED IN A STOCK OR BOND PORTFOLIO, AND IF YOU RETURN THE POLICY WITHIN THE 30-DAY PERIOD, YOU WILL BE ENTITLED TO A REFUND OF THE PREMIUM AND POLICY FEES. IF YOU DIRECT THAT THE PREMIUM BE INVESTED IN A STOCK OR BOND PORTFOLIO DURING THE 30-DAY PERIOD, AND IF YOU RETURN THE POLICY DURING THAT PERIOD, YOU WILL BE ENTITLED TO A REFUND OF THE POLICY'S ACCOUNT VALUE ON THE DAY THE POLICY IS RECEIVED BY THE INSURANCE COMPANY OR AGENT WHO SOLD YOU THIS POLICY, WHICH COULD BE LESS THAN THE PREMIUM YOU PAID FOR THE POLICY. A RETURN OF THE POLICY AFTER 30 DAYS MAY RESULT IN A SUBSTANTIAL PENALTY, KNOWN AS A SURRENDER CHARGE.

          /s/ C. Paul Patsis                       /s/ John R. Patton
          C. Paul Patsis                           John R. Patton
           President                                 Secretary

                    FARMERS NEW WORLD LIFE INSURANCE COMPANY

2002-032-036  NONPARTICIPATING FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE PREMIUMS
              CEASE AT AGE 100. ADJUSTABLE DEATH BENEFIT. DEATH BENEFIT PAYABLE BEFORE MATURITY DATE. DEATH BENEFIT REDUCED BEGINNING AT AGE 100. SURRENDER VALUE PAYABLE AT MATURITY DATE.

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